Exhibit 5.1

BeiGene, Ltd. c/o Mourant Governance Services (Cayman) Limited 94 Solaris Avenue, Camana Bay Grand Cayman Cayman Islands KY1-1108	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich homburger.ch +41 43 222 10 00

January 21, 2025

Registration Statement on Form S-4

Ladies and Gentlemen,

We have acted as special Swiss counsel to BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, in connection with its proposed change of jurisdiction of incorporation from the Cayman Islands (insofar, with respect to the period preceding the Effective Time (as defined below), referred to as BeiGene Cayman) to the jurisdiction of Switzerland (insofar, with respect to the period commencing on the Effective Time (as defined below), referred to as the Company), through a transaction known as a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Act on Private International Law (Bundesgesetz über das Internationale Privatrecht) of December 18, 1987 (PILA) and Article 126 of the Swiss Federal Ordinance of the Commercial Register (Handelsregisterverordnung) of October 17, 2007, as amended (the OCR) (the Continuation).

As such counsel, we have been requested to give our opinion in connection with the registration statement on Form S-4 initially filed by the Company with the U.S. Securities and Exchange Commission on August 7, 2024 (as amended, the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

For the purpose of giving this opinion, we have only reviewed an electronic copy of the Registration Statement, the prospectus/proxy statement included in the Registration Statement, and the draft Articles of Association of the Company in the form attached to the Registration Statement (the Documents).

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	prior to the registration of the Continuation and the Company as a corporation (Aktiengesellschaft) pursuant to articles 620 et seq. of the Swiss Code of Obligations (CO) in the commercial register of Basel, Canton of Basel-City, Switzerland (the Effective Time), BeiGene Cayman is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands;

(b)	all resolutions of BeiGene Cayman's board of directors and BeiGene Cayman's shareholders necessary to effect the Continuation (i) will have been duly resolved in meetings duly convened or otherwise in the manner set forth in the BeiGene Cayman’s then-effective memorandum of association and articles of association (the M&AA), and pursuant to the laws of Cayman Islands, (ii) will not have been rescinded or amended and will be in full force and effect as of the Effective Time, and (iii) will be valid and enforceable under the laws of the Cayman Islands;

(c)	the laws of the Cayman Islands permit BeiGene Cayman to effect the Continuation without liquidation and reincorporation of BeiGene Cayman, and BeiGene Cayman satisfies all requirements of the laws of the Cayman Islands with respect to the Continuation;

(d)	immediately prior to the Effective Time, BeiGene Cayman will have full corporate power and authority under the M&AA and the laws of the Cayman Islands to continue to Switzerland pursuant to the procedures set forth in Article 161 of the PILA and Article 126 of the OCR;

(e)	all of the ordinary shares of BeiGene Cayman at the relevant par value (the Cayman Shares) issued immediately prior to the Effective Time have been duly and validly issued under the M&AA and the laws of the Cayman Islands, and are fully paid up and non-assessable; and

(f)	the Continuation will be conducted in the manner as described in the Registration Statement.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that upon the registration of the Continuation and the Company as a corporation (Aktiengesellschaft) pursuant to articles 620 et seq. of the CO in the commercial register of Basel, Canton of Basel-City, Switzerland, all of the issued Cayman Shares as of immediately preceding the Effective Time, will, at the Effective Time, by operation of law continue to be an equivalent number of duly and validly issued, fully paid-up and non-assessable registered shares of the Company as a corporation (Aktiengesellschaft) with registered office in Switzerland, each with a nominal value equal to the par value of each of the Cayman Shares as of immediately preceding the Effective Time.

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IV.	Qualifications

The above opinion is subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only, based on our independent professional judgment, and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	The opinion set forth herein is limited to the specific matters addressed and no other opinions are expressed or may be implied or inferred.

(c)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made to the Company by the relevant holder of the Cayman Shares or the registered shares of the Company, as applicable.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal and Tax Matters” and “Enforcement of Civil Liabilities under U.S. Securities Laws” in the proxy statement/prospectus contained in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely,

/s/ Homburger AG
Homburger AG

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